Exhibit 5.5

December 7, 2010

Cooper-Standard Automotive NC L.L.C.

c/o Cooper-Standard Automotive Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

Ladies and Gentlemen:

We have acted as North Carolina counsel to Cooper-Standard Automotive NC L.L.C., a North Carolina limited liability company (the “Company”), in connection with the offer by Cooper-Standard Automotive Inc., an Ohio corporation (the “New Company”) to exchange up to $450,000,000 in aggregate principal amount of its new 8 1/2% Senior Notes due 2018 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 8 1/2% Senior Notes due 2018 (the “Outstanding Notes”) pursuant to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on December 7, 2010 (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.” Pursuant to the Indenture (as defined below) the Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Outstanding Note Guarantees” and the “Exchange Note Guarantees,” respectively).

All capitalized terms used herein that are defined in, or by reference in, the indenture dated as of May 11, 2010, by and among CSA Escrow Corporation, a Delaware corporation (the “Escrow Issuer”) and U.S. Bank National Association as the trustee (the “Trustee”) relating to the Notes (as supplemented and amended by the supplemental indenture dated as of May 27, 2010, by and among the New Company, the guarantors names therein, the Escrow Issuer and the Trustee, the “Indenture”) have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein.

For purposes of rendering our opinion set forth herein, we have examined the Indenture, and we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, certificates of public officials, officers of the Company and other persons, and agreements, instruments and other documents, and have made such other investigation, as we have deemed necessary as a basis for the opinions expressed below.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such duplicates or copies. We have further assumed that as to factual matters any certificate, representation or other document upon which we have relied and which was given or dated earlier than the date of this letter, continues to remain accurate, insofar as relevant to the opinions contained herein, from such earlier date through and including the date hereof.

Cooper-Standard Automotive NC L.L.C.

c/o Cooper-Standard Automotive Inc.

December 7, 2010

Based upon the foregoing, and such legal considerations as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1. The Company is validly existing as a limited liability company under the laws of the State of North Carolina.

2. The Company has the limited liability company power to execute and deliver the Exchange Note Guarantees and to perform its obligations thereunder.

3. The Exchange Note Guarantees, including the execution and delivery thereof, have been duly authorized by the Company, and the Indenture has been duly executed by the Company.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and we express no opinion with respect to the laws of any other jurisdiction, including the federal laws of the United States. We express no opinion concerning any matter or affected by any laws other than laws that a lawyer admitted to practice in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company or the transactions contemplated in the Indentures. Without limiting the generality of the foregoing, we express no opinion concerning the following legal issues or the application of any such laws or regulations to the matters on which our opinions are referenced:

(i)	federal and state securities laws and regulations;

(ii)	Federal Reserve Board margin regulations;

(iii)	pension and employee benefit laws and regulations;

(iv)	federal and state antitrust and unfair competition laws and regulations;

(v)	federal and state laws and regulations concerning document filing requirements and other filing requirements;

(vi)	compliance with fiduciary duty requirements;

(vii)	the statutes, administrative decisions, and rules and regulations of county, municipal and special political subdivisions, whether state-level, regional or otherwise;

Cooper-Standard Automotive NC L.L.C.

c/o Cooper-Standard Automotive Inc.

December 7, 2010

(viii)	federal and state laws and regulations concerning the condition of title to any property or the priority of a lien or security interest in real or personal property;

(ix)	fraudulent transfer laws;

(x)	federal and state environmental laws and regulations;

(xi)	federal and state tax laws and regulations;

(xii)	federal and state land use and subdivision laws and regulations;

(xiii)	state and federal regulatory laws or regulations specifically applicable to any entity as a result of its non-profit status or solely because of the business in which it is engaged; or

(xiv)	the perfection or priority of any lien.

The opinions expressed in this letter are given solely for the benefit of the Company in connection with the transactions referred to in the Indenture (the “Transactions”). The opinions expressed in this letter may not be relied upon, in whole or in part, for any other purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that Fried, Frank, Harris, Shriver & Jacobson LLP may rely on the opinions expressed herein in connection with the Transactions, as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement. The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to circumstances or events or change in applicable law that may occur subsequent to such date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Moore & Van Allen PLLC

Moore & Van Allen PLLC